Exhibit 4.2

BROOKFIELD BRP HOLDINGS (CANADA) INC., as the Issuer

AND

BROOKFIELD RENEWABLE PARTNERS L.P., as the Partnership

AND

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

AND

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

First Supplemental Indenture

Dated as of April 15, 2021

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 15, 2021 (this “First Supplemental Indenture”) between Brookfield BRP Holdings (Canada) Inc. (and any successor Person under the Indenture hereinafter referred to, the “Issuer”), a corporation organized under the laws of Ontario, Canada, Brookfield Renewable Partners L.P. (and any successor Person under the Indenture hereinafter referred to, the “Partnership”), an exempted limited partnership organized under the laws of the Islands of Bermuda, Brookfield Renewable Energy L.P. (“BRELP”), an exempted limited partnership organized under the laws of the Islands of Bermuda, BRP Bermuda Holdings I Limited (“LATAM HoldCo”), a Bermuda exempted company, Brookfield BRP Europe Holdings (Bermuda) Limited (“Euro HoldCo”), a Bermuda exempted company, Brookfield Renewable Investments Limited (“InvestCo”), a Bermuda exempted company, BEP Subco Inc.. a corporation organized under the laws of Ontario, Canada (“Canada SubCo”, and together with BRELP, LATAM HoldCo, Euro HoldCo, InvestCo and Canada SubCo, the “Initial Subsidiary Guarantors”), the other Guarantors from time to time party hereto (together with the Initial Subsidiary Guarantors and the Partnership, the “Guarantors”), and Computershare Trust Company, N.A., a national banking association company existing under the laws of the United States, as trustee (the “Trustee”), to the Indenture, dated as of April 15, 2021, by and among the Issuer, the Guarantors and the Trustee (the “Original Indenture”, the Original Indenture, as amended and supplemented hereby, being referred to herein as the “Indenture”).

WITNESSETH

WHEREAS, the Issuer has duly authorized, as a separate series of subordinated Securities under the Indenture, its 4.625% Perpetual Subordinated Notes (the “Notes”) and the Partnership and the Initial Subsidiary Guarantors have consented to and approved the issuance of the Notes;

WHEREAS, the Issuer has duly authorized the execution and delivery of this First Supplemental Indenture to establish the Notes as a separate series of Securities under the Original Indenture and to provide for, among other things, the issuance by the Issuer of and the form and terms of the Notes and additional covenants for purposes of the Notes and the Holders thereof;

WHEREAS, none of the Issuer, the Partnership or the Initial Subsidiary Guarantors is in default under the Original Indenture;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement according to its terms have been done; and

WHEREAS, the foregoing recitals are made as statements of fact by the Issuer, the Partnership and the Initial Subsidiary Guarantors and not by the Trustee;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

1.1	Definitions.

For all purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“Additional Amounts” has the meaning specified in Section 2.14 (Payment of Additional Amounts).

“BEP LP Units” means the non-voting limited partnership units of the Partnership, and any units of the Partnership ranking pari passu with or junior to the non-voting limited partnership units of the Partnership.

“BEP Preferred Units” means the preferred limited partnership units of the Partnership, including the Class A Preferred Limited Partnership Units of the Partnership, and any securities expressly ranking pari passu with the preferred limited partnership units of the Partnership.

“BRP” means Brookfield Renewable Power Preferred Equity Inc.

“Deferred Interest Payment” has the meaning specified in Section 2.10 (Deferral Right).

“Distribution Restricted Units” means the BEP LP Units and the BEP Preferred Units.

“Event of Default” has the meaning specified in Section 2.12 (Events of Default).

“FATCA” has the meaning specified in Section 2.14 (Payment of Additional Amounts); provided, that for purposes of Section 7.2 of the Original Indenture, “FATCA” has the meaning specified in Section 1.1 of the Original Indenture.

“First Call Date” means April 30, 2026.

“Guarantee Obligations” means the subordinate guarantee obligations of the Partnership and the Initial Subsidiary Guarantors pursuant to Article 5 of the Original Indenture but solely in respect of the Notes.

“Guarantor Senior Indebtedness” means all principal, interest, premium, fees and other amounts owing on, under or in respect of:

(i)

all indebtedness, liabilities and obligations of each Guarantor (as applicable), whether outstanding on the original issue date of the Notes or thereafter created, incurred, assumed or guaranteed (including any such indebtedness, liabilities or obligations that are guaranteed by each Guarantor (as applicable)); and

(ii)	all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations;

except that Guarantor Senior Indebtedness will not include the guarantee by each Guarantor of the Notes, the obligations of each Guarantor in respect of any equity (including any preferred equity) that has been issued by the Issuer or any Guarantor, and any indebtedness, liabilities or obligations of each Guarantor that, pursuant to the terms of the instrument creating or evidencing such indebtedness, liabilities or obligations, are stated to rank pari passu with or subordinate in right of payment to the guarantee by each Guarantor of the Notes.

“Interest Amount” means $0.2890625 per $25 principal amount of Notes payable on each Interest Payment Date.

“Interest Payment Date” has the meaning specified in Section 2.5 (Interest and Initial Denominations).

“Interest Period” has the meaning specified in Section 2.5 (Interest and Initial Denominations).

“Interest Rate” means 4.625% per year.

“Issue Date” means April 15, 2021.

“Issuer Senior Indebtedness” means all principal, interest, premium, fees and other amounts owing on, under or in respect of:

(i)	all indebtedness, liabilities and obligations of the Issuer, whether outstanding on the original issue date of the Notes or thereafter created, incurred, assumed or guaranteed; and

(ii)	all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations;

except that Issuer Senior Indebtedness will not include the Notes, all obligations of the Issuer in respect of any equity (including any preferred equity) that has been issued by any Guarantor, and any indebtedness, liabilities or obligations of the Issuer that, pursuant to the terms of the instrument creating or evidencing such indebtedness, liabilities or obligations, are stated to rank pari passu with or subordinate in right of payment to the Notes.

“Original Indenture” has the meaning specified in the preamble to this First Supplemental Indenture.

“Parity Indebtedness” means (i) any class or series of the Partnership’s indebtedness currently outstanding or hereafter created which expressly ranks on a parity with the Partnership’s guarantee of the Notes and (ii) any class or series of the Issuer’s indebtedness currently outstanding or hereafter created which expressly ranks on a parity with the Notes.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) that publishes a rating for the Notes (together the “Rating Agencies” and each a “Rating Agency”).

“Rating Event” shall be deemed to occur if any Rating Agency, following the initial rating of the Notes by such Rating Agency, amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (i) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 2.14 (Payment of Additional Amounts).

“Tax Act” has the meaning specified in Section 2.14 (Payment of Additional Amounts).

“Tax Event” means, in the opinion of counsel of a nationally recognized law firm in the applicable jurisdiction experienced in such matters, as a result of (i) any amendment or change to the laws (or any regulations or rulings thereunder) of any Relevant Taxing Jurisdiction or any applicable tax treaty or (ii) any change in the application, administration or interpretation of such laws, regulations, rulings or treaties (including any judicial decision rendered by a court of competent jurisdiction with respect to such laws, regulations, rulings or treaties), in each case of (i) and (ii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, which amendment or change is effective on or after the issue date of the Notes (or if the Relevant Taxing Jurisdiction has changed since the issue date of the Notes, the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction) (including, for the avoidance of doubt, any such amendment or change made on or after the issue date of the Notes (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable) that has retroactive effect to a date prior to the issue date of the Notes (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable)), either: (a) the Issuer or any Guarantor (as applicable) is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes, as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority; provided that this clause (a) shall not apply in respect of the deductibility of interest on the Notes; or (b) the Issuer or any Guarantor (as applicable) has been or will be on the next Interest Payment Date obligated to pay Additional Amounts.

“Taxes” has the meaning specified in Section 2.14 (Payment of Additional Amounts).

1.2	To be Read with Original Indenture.

The First Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture, and the Original Indenture and this First Supplemental Indenture shall be read together and shall have effect, so far as practicable, as though all the provisions of the Original Indenture and this First Supplemental Indenture were contained in one instrument. Capitalized terms used but not defined in this First Supplemental Indenture shall have the respective meanings ascribed to such terms in the Original Indenture.

1.3	Currency.

Except where expressly provided, all amounts in this First Supplemental Indenture are stated in United States currency.

ARTICLE 2

THE NOTES

2.1	Designation.

There is hereby authorized to be issued under the Original Indenture a separate series of Securities designated as “4.625% Perpetual Subordinated Notes”.

2.2	Limit of Aggregate Principal Amount.

The aggregate principal amount of Notes that may be authenticated and delivered pursuant to the First Supplemental Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.4, 3.5, 3.6, 10.6 or 12.7 of the Original Indenture and except for any Notes which, pursuant to the last sentence of Section 3.3 of the Original Indenture, are deemed never to have been authenticated and delivered) shall initially be limited to $350,000,000, all of which have been issued hereunder. The Issuer may from time to time, without the consent of the Holders of the Notes, create and issue further notes with terms (other than the Issue Date, issue price and, possibly, the First Call Date and the date interest starts accruing) identical to the Notes issued hereby. Additional notes issued in this manner will be consolidated with and will form a single series with the Notes; provided that such additional notes will be only issued if they are fungible with the original Notes for U.S. federal income tax purposes.

2.3	Perpetual Securities.

The Notes are perpetual securities in respect of which there is no fixed maturity date or fixed Redemption Date.

2.4	Payments; Registrations of Transfers.

All payments in respect of the Notes shall be made in immediately available funds. The Issuer hereby appoints the Trustee to act as the initial Paying Agent for the Notes. The “Place of Payment” for the Notes shall be at the address of the Paying Agent, currently located at 6200 S. Quebec St., Greenwood Village, Colorado 80111.

For such Notes (if any) as are not represented by a Global Security, payments of principal (and premium, if any) and interest on any Notes will be made at the Corporate Trust Office of the Trustee currently located at the Place of Payment, except that, at the option and expense of the Issuer, payment of interest may be made by (a) cheque mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (b) wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. The Issuer hereby appoints the Trustee as the initial transfer agent for the transfer of the Notes at the Corporate Trust Office of the Trustee currently located at 6200 South Quebec Street, Greenwood Village, Colorado 80111.

2.5	Interest and Initial Denominations.

2.5.1    The Notes will be issued in initial denominations of $25.00 and multiples of $25.00 in excess thereof and shall bear interest at the rate of 4.625% per annum, payable in equal quarterly installments in arrears, subject to deferral as set forth in Section 2.10 (Deferral Right).

2.5.2    Interest in respect of the Notes shall accrue from and including April 15, 2021 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

2.5.3    The first interest period will begin on (and include) the Issue Date and end on (but exclude) the first Interest Payment Date and each successive interest period will begin on (and include) an Interest Payment Date and end on (but exclude) the next succeeding Interest Payment Date (each, an “Interest Period”).

2.5.4    Interest for each Interest Period from the Issue Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Where it is necessary to calculate an amount of interest in respect of any Note for a period which is less than or equal to a complete Interest Period, such interest shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

2.5.5    The Interest Payment Dates on which interest shall be payable in respect of the Notes shall be January 30, April 30, July 30 and October 30 in each year (each, an “Interest Payment Date”), commencing on July 30, 2021, subject to deferral in accordance with Section 2.10 (Deferral Right).

2.5.6    The Regular Record Dates for interest in respect of the Notes shall be January 15, April 15, July 15 and October 15 (whether or not a Business Day) in respect of the Interest Payment Date that occurs on January 30, April 30, July 30 and October 30, respectively.

2.6	Redemption of the Notes at the Option of the Issuer.

On the First Call Date and at any time and from time to time thereafter, subject to applicable laws, the Issuer may, at its option, by giving not less than 10 days’ nor more than 60 days’ notice to the Holders of Notes in accordance with the notice provisions (other than notice periods) set forth in the Original Indenture (which notice shall be irrevocable but may be conditional in the Issuer’s discretion on one or more conditions precedent, which will be set forth in the related notice of redemption, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Issuer if the Issuer determines that such conditions will not be satisfied), redeem the Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof, together with accrued but unpaid interest thereon to, but excluding, the relevant Redemption Date. The Issuer will give notice to the Trustee of any such redemption at least five (5) Business Days’ prior to when notice is due to Holders of Notes.

2.7	Optional Redemption for Rating Event.

At any time, within 120 days following the occurrence of a Rating Event, subject to applicable laws and subject to Section 2.9 (Conditions to Redemption) below, by giving not less than 10 days’ nor more than 60 days’ notice to Holders of Notes in accordance with the notice provisions (other than notice periods) set forth in the Original Indenture (which notice shall be irrevocable but may be conditional in the Issuer’s discretion on one or more conditions precedent, which will be set forth in the related notice of redemption, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Issuer if the Issuer determines that such conditions will not be satisfied), the Issuer may, at its option, redeem the Notes (in whole but not in part) at a redemption price equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the relevant Redemption Date, provided, that such Redemption Date may not be delayed for more than 120 days following the occurrence of a Rating Event. The Issuer will give notice to the Trustees of any redemption at least five (5) Business Days’ prior to when notice is due to Holders of Notes.

2.8	Optional Redemption for Tax Event.

At any time, after the occurrence of a Tax Event, subject to applicable laws and subject to Section 2.9 (Conditions to Redemption) below, by giving not less than 10 days’ nor more than 60 days’ notice to Holders of Notes in accordance with the notice provisions (other than notice periods) set forth in the Original Indenture (which notice shall be irrevocable but may be conditional in the Issuer’s discretion on one or more conditions precedent, which will be set forth in the related notice of redemption, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Issuer if the Issuer determines that such conditions will not be satisfied), the Issuer may, at its option, redeem the Notes (in whole but not in part) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the relevant Redemption Date. The Issuer will give notice to the Trustees of any redemption at least five (5) Business Days’ prior to when notice is due to Holders of Notes.

2.9	Conditions to Redemption.

Prior to the publication of any notice of redemption pursuant to the provisions set for under Section 2.7 (Optional Redemption for Rating Event) or Section 2.8 (Optional Redemption for Tax Event), the Issuer will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent, including the relevant requirement or circumstance giving rise to the right to redeem, are satisfied.

Any redemption of the Notes shall be conditional on all outstanding accrued and unpaid interest on the Notes being redeemed up to, but excluding, such Redemption Date being paid in full on or prior to the date thereof.

The Trustee is under no obligation to ascertain whether any Rating Event or Tax Event or any event which could lead to the occurrence of, or could constitute, any such Rating Event or Tax Event, as the case may be, has occurred and, until it shall receive an Officer’s Certificate and Opinion of Counsel pursuant to the Indenture to the contrary, the Trustee may assume that no such event has occurred.

2.10	Deferral Right.

2.10.1    General

The Issuer may, in its sole discretion, elect to defer any payment of interest (in whole or in part) which is otherwise scheduled to be paid on an Interest Payment Date, provided that any such deferred interest will become due and payable on the date the Issuer declares any distributions on any of the Issuer’s common shares or preferred shares. If the Issuer elects not to make all or part of any payment of interest on an Interest Payment Date, then neither the Issuer nor any Guarantor will have any obligation to pay such interest on the relevant Interest Payment Date. Deferred interest shall accrue, compounding on each subsequent Interest Payment Date, until paid. Such deferral will not constitute an Event of Default or any other breach under the Indenture or under the Notes or any Guarantee Obligations.

2.10.2    Notice of Interest Deferral.

The Issuer will notify the Holders of Notes, the Trustee and, if required by the rules of any stock exchange on which the Notes are listed from time to time, such stock exchange, of any determination by the Issuer not to pay all or part of the Interest Amount which would otherwise fall due on an Interest Payment Date with respect to the Notes not more than 30 Business Days and not less than five Business Days prior to the relevant Interest Payment Date.

2.11	Form.

The Notes and the certificate of the Trustee endorsed thereon shall each be issuable initially as one or more Global Securities in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof and shall be substantially in the form set forth in Annex A hereto. The Issuer hereby appoints the Trustee as Authenticating Agent for the Notes, and the Trustee shall authenticate the certificate of the Trustee in its capacity as Trustee or as

Authenticating Agent. The Issuer hereby appoints the Trustee as Security Registrar for the Notes. The Issuer hereby appoints The Depository Trust Company as the Depositary for Global Securities.

2.12	Event of Default.

2.12.1    General.

Solely with respect to the Notes (and not with respect to any other Securities issued or outstanding under the Original Indenture), only clause (d) of Section 6.1 of the Original Indenture shall constitute an “Event of Default” with respect to the Notes.

If an Event of Default in respect of the Notes occurs, the principal amount of the Notes will automatically, and without any action by the Trustee or any holder thereof, become immediately due and payable. Other than pursuant to the redemption events discussed in Section 2.6, Section 2.7 and Section 2.8 above, the Issuer or the Partnership, as applicable, shall become obligated to pay accrued and unpaid interest on the Notes at the time of the distribution of the assets of the Issuer or the Partnership, as applicable, arising from an Event of Default.

For the avoidance of doubt, holders of Notes will have no right of acceleration in the case of a default in the payment of any amount due on the Notes or any default in the performance of any covenant of the Issuer or any of the Guarantors in the Indenture (or any other Event of Default contemplated in the Original Indenture, other than as provided in Section 6.1(d) of the Original Indenture).

2.13	Additional Covenants.

The covenants contained in Article 3 of this First Supplemental Indenture shall apply to the Notes.

Additionally, in the event that any Successor of the Issuer or the Partnership is formed or organized outside of Canada or Bermuda, the applicable supplemental indenture in respect of such Successor shall include a provision for (i) the payment of Additional Amounts in the form substantially similar to that described in Section 2.14, with such modifications (including to the definition of “Relevant Taxing Jurisdiction”) as the Issuer, the Partnership and such Successor reasonably determine are customary and appropriate for U.S. bondholders to address then-applicable (or potentially applicable future) taxes, duties, levies, imposts, assessments or other governmental charges imposed or levied by or on behalf of the applicable governmental authority in respect of payments made by such Successor under or with respect to the Notes, including any exceptions thereto as the Issuer, the Partnership and such Successor shall reasonably determine would be customary and appropriate for U.S. bondholders and (ii) the right of the Issuer to redeem the Notes at 100% of the aggregate principal amount thereof plus accrued interest thereon in the event that Additional Amounts become payable by a Successor in respect of the Notes as a result of any change in law or official position regarding the application or interpretation of any law that is announced or becomes effective after the date of such supplemental indenture.

2.14	Payment of Additional Amounts.

All payments made by the Issuer or any Guarantor under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (“Taxes”) imposed or levied by or on behalf of the government of Canada or Bermuda or of any province or territory therein or thereof or by any authority or agency therein or thereof having power to tax (a “Relevant Taxing Jurisdiction”), unless the Issuer or any Guarantor (as applicable) is required to withhold or deduct taxes by the laws of the Relevant Taxing Jurisdiction or by the interpretation or administration thereof. If the Issuer or any Guarantor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by a Relevant Taxing Jurisdiction from any payment made by it under or with respect to the Notes, the Issuer or such Guarantor (as applicable) will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received (including Additional Amounts) by each Holder (including, as applicable, the beneficial owners in respect of any such Holder) after such withholding or deduction will not be less than the amount the Holder (including, as applicable, the beneficial owners in respect of any such Holder) would have received if such taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to: (a) any payment to a Holder or beneficial owner who is liable for such taxes in respect of such Note (i) by reason of such Holder or beneficial owner, or any other person entitled to payments on the Note, being a person with whom the Issuer or any Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)), (ii) by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein other than the mere ownership, or receiving payments under or enforcing any rights in respect of such Note as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein, or (iii) by reason of such Holder or beneficial owner being a “specified shareholder” of the Issuer or not dealing at arm’s length with a “specified shareholder” of the Issuer as defined in subsection 18(5) of the Tax Act; (b) any tax that is levied or collected other than by withholding from payments on or in respect of the Notes; (c) any Note presented for payment (where presentation is required) more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holders of the Notes on or prior to such date, the date on which the full amount of such monies has been paid to the Holders of the Notes, except to the extent that the Holder of the Notes would have been entitled to such Additional Amounts on presentation of the same for payment on the last day of such period of 30 days; (d) any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax; (e) any tax imposed as a result of the failure of a Holder or beneficial owner to comply with certification, identification, declaration or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein of such Holder or beneficial owner, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such tax; (f) any (i) withholding or deduction imposed pursuant to Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, or (ii) tax or penalty arising from the Holder’s or beneficial owner’s failure to properly comply with the Holder’s or beneficial owner’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or any treaty, law or regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, including, for greater certainty, Part XVIII and Part XIX of the Tax Act; or (g) any combination of the foregoing clauses (a) to (f).

The Issuer or any Guarantor (as applicable) will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld by it to the relevant authority in accordance with applicable law. The Issuer or any Guarantor (as applicable) will furnish to the Holders of the Notes, within 30 days after the date the payment of any taxes by it is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by it. The Issuer and the Guarantors will indemnify and hold harmless each Holder (including, as applicable, the beneficial owners in respect of any such Holder) and, upon written request, will reimburse each such Holder (including, as applicable, the beneficial owners in respect of any such Holder) for the amount of (i) any taxes (other than any taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) levied or imposed and paid by such Holder (including, as applicable, the beneficial owners in respect of any such Holder) as a result of payments made under or with respect to the Notes which have not been withheld or deducted and remitted by the Issuer or any Guarantor (as applicable) in accordance with applicable law, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any taxes (other than any taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) imposed with respect to any reimbursement under clause (i) or (ii) above, but excluding any such taxes on such Holder’s (including, as applicable, the beneficial owners in respect of any such Holder’s) net income.

Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption amount, purchase price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations of the Issuer and the Guarantors under this Section 2.14 shall survive the termination of this Indenture and the payment of all amounts under or with respect to the Notes.

2.15	Defeasance.

The Notes shall be defeasible pursuant to both of Section 14.2 and Section 14.3 of the Original Indenture.

2.16	Subordination

2.16.1    Securities Subordinate.

The Issuer covenants and agrees, and each Holder of Notes, by the acceptance thereof, covenants and agrees, that the Notes will be direct unsecured subordinated obligations of the Issuer. The obligations of the Issuer under the Notes are hereby subordinated in right of payment to all present and future Issuer Senior Indebtedness. The payment of principal, premium (if any), and interest and any Additional Amounts on the Notes shall rank senior to all obligations of the Issuer in respect of its own equity and in respect of equity (including preferred equity) that has been issued by any Guarantor or BRP (including pursuant to any guarantee by the Issuer of the existing equity obligations of any such person) but will be subordinated in right of payment to all present and future Issuer Senior Indebtedness.

The Notes will be fully and unconditionally guaranteed, on a subordinated and joint and several basis, as to payment of principal, premium and Additional Amounts (if any) and interest and all other Obligations payable by the Issuer in respect of the Notes, by each Guarantor pursuant to the Indenture. All Guarantee Obligations are hereby subordinated in right of payment to all present and future Guarantor Senior Indebtedness. The Guarantee Obligations of each Guarantor shall rank senior to all obligations of such Guarantor in respect of its own equity and in respect of equity (including preferred equity) that has been issued by the Issuer, any other Guarantor or BRP (including pursuant to any guarantee by such Guarantor of the existing equity obligations of any such Person), but will be subordinated in right of payment to all present and future Guarantor Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment or distribution of any character, whether in cash, securities, or other property, shall be received by the Trustee or any Holder in contravention of the subordination provisions set out in this First Supplemental Indenture, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, remaining unpaid to the extent necessary to pay all such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, in full. In the event of the failure of the Trustee or any Holder to endorse or assign any such payment, distribution, or any security or property related thereto, each holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is irrevocably authorized to endorse or assign the same.

The provisions of this Section 2.16.1 shall not impair any rights, interests, remedies, or powers of any holder of any Issuer Senior Indebtedness or any Guarantor Senior Indebtedness.

2.16.2    No Payment When Issuer Senior Indebtedness or Guarantor Senior Indebtedness in Default.

In the event and during the continuation of any default in the payment of any Issuer Senior Indebtedness or any Guarantor Senior Indebtedness, as applicable, that is due and payable, or in the event that any event of default with respect to any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, shall have occurred and be continuing permitting the holders of such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (or the trustee on behalf of the holders of such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable) to declare such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, due and payable prior to the date on which it would otherwise have become due and payable, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist and any such declaration and its consequences shall have been rescinded or annulled, then no payment shall be made by the Issuer or the applicable Guarantors on account of the principal of, premium (if any), interest or any other amounts on the Notes or on account of the purchase or other acquisition of the Notes.

In the event that, notwithstanding the foregoing, the Issuer or a Guarantor shall make any payment to the Trustee or the Holder of any Note that is prohibited by this Section 2.16.2, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee, by a written notice delivered to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, by a holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, the Issuer, a Guarantor or a Holder, as applicable, then and in such event such payment shall be paid over and delivered to the Issuer or such Guarantor, as applicable.

2.16.3    Payment Permitted If No Default.

Nothing contained in this Section 2.16 (except in Section 2.16.4) or elsewhere in this First Supplemental Indenture, or in any of the Notes, shall prevent the application by the Trustee or any Paying Agent of any moneys deposited with it under the Indenture to payments of the principal of, premium (if any), interest or any other amounts on the Notes, if, at the time of such deposit, a Responsible Officer of the Trustee had not received at the Corporate Trust Office of the Trustee the Officers’ Certificate or written notice provided for in Section 2.16.2 of any event prohibiting the making of such payment or if, at the time of such deposit (whether or not in trust) by the Issuer with the Trustee such payment would not have been prohibited by the provisions of this Section 2.16, and the Trustee shall not be affected by any notice to the contrary received by it on or after such date.

2.16.4    Trustee Not Charged with Knowledge of Prohibition.

Anything in this Section 2.16 or elsewhere contained in the Indenture to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee, and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 2.16.1 or Section 2.16.2 has happened, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee (i) an Officers’ Certificate to that effect or (ii) notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, who shall have been certified by the Issuer or such Guarantor, as possible, or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, shall be outstanding; and before the receipt of any such Officers’ Certificate or written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the Officers’ Certificate or the written notice provided for in this Section 2.16 at least three (3) Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Security) then, anything herein contained to the contrary notwithstanding, the Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money were received and shall not be affected by any notice to the contrary which may be received by it during or after such three (3) Business Day period.

The Issuer shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money or assets to or by the Trustee or any Paying Agent.

2.16.5    Trustee to Effectuate Subordination.

Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as provided in this Section 2.16 and appoints the Trustee its attorney-in-fact for any and all such purposes.

2.16.6    Rights of Trustee as Holder of Issuer Senior Indebtedness.

The Trustee shall be entitled to all the rights set forth in this Section 2.16 with respect to any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, which may at the time be held by it, to the same extent as any other holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable. Nothing in this Section 2.16 shall deprive the Trustee of any rights as such holder.

2.16.7    Article Applicable to Paying Agents.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Issuer and be then acting under this Indenture, the term “Trustee” as used in this Section 2.16 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Section 2.16 in addition to or in place of the Trustee, provided, however, that Sections 2.16.4 and 2.16.5 shall not apply to the Issuer or any Affiliate of the Issuer if the Issuer or such Affiliate acts as Paying Agent.

2.16.8	Subordination Rights Not Impaired by Acts or Omissions of the Issuer or Holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness.

No right of any present or future holders of any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, to enforce the subordination that is provided for in this First Supplemental Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Guarantor, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer or any Guarantor with the terms, provisions, and covenants of the Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, or amend or supplement any instrument pursuant to which any Issuer Senior Indebtedness or Guarantor Senior Indebtedness is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Issuer, any Guarantor, the Trustee, or the Holders of the Notes under this Section 2.16.

2.16.9    Trustee’s Rights to Compensation, Reimbursement of Expenses and Indemnification.

Nothing in this Section 2.16 shall apply to claims of, or payments to, the Trustee under or pursuant to Sections 6.6 or 7.10 of the Original Indenture.

2.16.10    Modification of Subordination Provisions.

Anything in this Section 2.16 or elsewhere contained in the Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Section 2.16 in a manner that would adversely affect the holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness.

2.17	Amendment.

In addition to subsections (a) to (d) of Section 10.2 of the Original Indenture, without the consent of the Holder of each outstanding Note affected thereby, the Issuer, the Partnership and the Trustee may not modify the subordination provisions applicable to the Notes in a manner adverse to the Holders thereof.

2.18	Consent and Acknowledgement of the Guarantors.

Pursuant to Section 3.1 of the Original Indenture, each Guarantor hereby consents to the issuance of the Notes by the Issuer and acknowledges and confirms that its obligations with respect to the Notes constitute Guarantee Obligations.

2.19	No Sinking Fund.

No sinking fund will be provided with respect to the Notes.

ARTICLE 3

COVENANTS OF THE PARTNERSHIP AND THE ISSUER APPLICABLE TO THE NOTES.

3.1	Restrictions during an Optional Interest Deferral Period.

3.1.1	Restrictions on the Partnership

Unless the Issuer has paid all accrued and payable interest on the Notes, the Partnership will not:

(a)	declare any distributions on the Distribution Restricted Units or pay any interest on any Parity Indebtedness (other than unit distributions on Distribution Restricted Units);

(b)

redeem, purchase or otherwise retire Distribution Restricted Units or Parity Indebtedness (except (i) with respect to Distribution Restricted Units, out of the net cash proceeds of a substantially concurrent issue of Distribution Restricted Units or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Distribution Restricted Units); or

(c)

make any payment to holders of any of the Distribution Restricted Units or any Parity Indebtedness in respect of distributions not declared or paid on such Distribution Restricted Units or interest not paid on such Parity Indebtedness, respectively;

provided, that the foregoing clauses (a) and (b) shall not apply in respect of any pro rata dividend or distribution or any other payment on any Parity Indebtedness which is made with a pro rata payment of any accrued and payable interest with respect to the Notes.

3.1.2	Restrictions on the Issuer

Unless the Issuer has paid all accrued and payable interest on the Notes, the Issuer will not:

(a)	declare any distributions on any common shares, preferred shares or Parity Indebtedness of the Issuer;

(b)

redeem, purchase or otherwise retire any common shares, preferred shares or Parity Indebtedness of the Issuer (except pursuant to any purchase obligation, retraction privilege or mandatory redemption provisions attaching to any preferred shares of the Issuer); or

(c)	make any payment to holders of any Parity Indebtedness in respect of interest not paid on such Parity Indebtedness;

provided, that the foregoing does not (i) restrict the Issuer from issuing any common or preferred shares in connection with any such distribution, redemption, purchase or retirement or (ii) making any distributions or paying any indebtedness or other obligations that are owing to the Partnership or any subsidiary of the Partnership; and provided, further, that the foregoing clauses (a) and (c) shall not apply in respect of any pro rata dividend or distribution or any other payment on any Parity Indebtedness which is made with a pro rata payment of any accrued and payable interest with respect to the Notes.

ARTICLE 4

MISCELLANEOUS

4.1	Ratification of the Original Indenture.

The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

4.2	Acceptance of Trust by Trustee.

The Trustee hereby accepts the trusts and duties declared and provided for in, and as otherwise contemplated by, this First Supplemental Indenture and hereby agrees to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented and amended from time to time. All the rights, protections, immunities and indemnities afforded to the Trustee and the Agents, as applicable, under the Original Indenture shall also be afforded to the Trustee and Agents, as applicable, as if the same were set forth herein mutatis mutandis.

4.3	Benefits of the Indenture.

Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Securities Registrar and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

4.4	Governing Law.

This Supplemental Indenture, each Note and the Guarantee Obligations shall be governed by and construed in accordance with the laws of the state of New York.

4.5	Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

4.6	Counterparts.

This instrument may be executed in any number of counterparts, including in electronic .pdf format, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This instrument may be executed and delivered by facsimile or other electronic transmission of a counterpart hereof bearing a manual, facsimile or other electronic signature.

4.7	Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements of the Issuer and the Trustee assume no responsibility for the correctness thereof. The Issuer hereby authorizes and directs the Trustee to execute and deliver this First Supplemental Indenture.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BROOKFIELD BRP HOLDINGS (CANADA) INC.

By:	/s/ Wyatt Hartley
Name: Wyatt Hartley Title: Chief Financial Officer

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

BROOKFIELD RENEWABLE ENERGY L.P., by its general partner, BREP HOLDING L.P., by its general partner, BRP BERMUDA GP LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

BRP BERMUDA HOLDINGS I LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

BROOKFIELD BRP EUROPE HOLDINGS (BERMUDA) LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

BROOKFIELD RENEWABLE INVESTMENTS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

BEP SUBCO INC.

By:	/s/ Wyatt Hartley
Name: Wyatt Hartley Title: Chief Financial Officer

[Signature Page – First Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Jerry Urbanek
Name: Jerry Urbanek Title: Trust Officer

[Signature Page – First Supplemental Indenture]

ANNEX A

[Face of Note]

[Insert if the Security is a Global Security — THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), a New York corporation, to Brookfield BRP Holdings (Canada) Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

BROOKFIELD BRP HOLDINGS (CANADA) INC.

4.625% Perpetual Subordinated Notes

CUSIP: 11259P 109

ISIN: US11259P1093

No. ●	US$●

Brookfield BRP Holdings (Canada) Inc., a corporation duly organized and existing under the laws of the province of Ontario, Canada (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ●, or registered assigns, the principal sum of ●(●) United States Dollars on any date on which this Note becomes due for redemption in accordance with its terms (the “Redemption Date”), and to pay interest thereon, but subject to deferral (in whole or in part) as set forth below and in the Indenture, from and including April 15, 2021 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on January 30, April 30, July 30 and October 30 in each year, commencing on July 30, 2021, at a rate of 4.625% per annum. As provided in the Indenture, interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from and including April 15, 2021. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the Holders of Notes, of the Issuer and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 15, April 15, July 15 and October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Subject to the deferral rights set forth in the next paragraph and in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder of Notes on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The Issuer may, in its sole discretion, elect to defer any payment of interest (in whole or in part) which is otherwise scheduled to be paid on an Interest Payment Date in respect of the Securities, in accordance with the terms specified in the Indenture.

This Security is a perpetual security in respect of which there is no fixed maturity or mandatory Redemption Date. This Security may be redeemed by the Issuer in accordance with the terms specified in the Indenture.

The indebtedness evidenced by this Security and by all other Securities now or hereafter certified and delivered under the Indenture is the direct unsecured subordinated obligation of the Issuer. The obligations of the Issuer under the Securities are contractually subordinated in right of payment to all present and future Issuer Senior Indebtedness to the extent and in the manner provided for in the Indenture.

The indebtedness evidenced by this Security and by all other Securities now or hereafter certified and delivered under the Indenture are fully and unconditionally guaranteed, on a subordinated and joint and several basis, as to payment of principal, premium (if any) and interest and certain other amounts, by each Guarantor (subject to the provisions of the Indenture). The obligations of each Guarantor under its Guarantee are contractually subordinated in right of payment to all present and future Guarantor Senior Indebtedness to the extent and in the manner provided for in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the Place of Payment in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt; provided, however, that, at the option and expense of the Issuer, payment of interest may be made by (i) cheque mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall, for all purposes, have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or other electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The balance of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated: ●

BROOKFIELD BRP HOLDINGS (CANADA) INC.

By:
Name:
Title:

Attest:

(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the Indenture referred to above.

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By: Authorized Officer

Dated:

(FORM OF REGISTRATION PANEL)

(NO WRITING HEREON EXCEPT BY THE TRUSTEE OR OTHER REGISTRAR)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEE OR OTHER REGISTRAR

[Reverse of Note.]

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 15, 2021 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 15, 2021 (the “First Supplemental Indenture”) (the Base Indenture and the First Supplemental Indenture together herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Issuer, Brookfield Renewable Partners L.P. (the “Partnership”), Brookfield Renewable Energy L.P. (“BRELP”), BRP Bermuda Holdings I Limited (“LATAM HoldCo”), Brookfield BRP Europe Holdings (Bermuda) Limited (“Euro HoldCo”), Brookfield Renewable Investments Limited (“InvestCo”) and BEP Subco Inc. (“Canada SubCo”, and together with BRELP, LATAM HoldCo, Euro HoldCo and InvestCo, the “Guarantors”, and all guarantees together, the “Guarantees”), each as guarantor, and Computershare Trust Company, N.A., as trustee (hereinafter, the “Trustee”, which term includes any successor trustee(s) under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to US$350,000,000, all of which are issued under the First Supplemental Indenture. The Issuer may from time to time, without the consent of the Holders of the Securities, create and issue further securities having the same terms and conditions in all respects as the Securities issued on the date hereof, except for the issue date, the issue price and the first payment of interest thereon. Additional securities issued in this manner will be consolidated with and will form a single series with the Securities; provided that any additional securities will only be issued if they are fungible with the original Securities for U.S. federal income tax purposes.

The Issuer or one or more Guarantors (as applicable) will pay to each relevant Holder or beneficial owner certain Additional Amounts in the event of the withholding or deduction of certain Bermudian or Canadian taxes as described in the Indenture.

In the event of purchase of this Security in part only, a new Security or Securities of this series and of like tenor for the unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The only Events of Default in respect of the Securities of this series are as provided for in Section 6.1(d) of the Base Indenture. If any such Event of Default with respect to the Securities of this series shall occur, the outstanding principal amount of such Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Other than pursuant to certain redemption events specified in the Indenture, the Issuer or the Partnership, as applicable, shall become obligated to pay accrued and unpaid interest at the time of the distribution of the assets of the Issuer or the Partnership, as applicable, arising from an Event of Default specified in Section 6.1(d) of the Base Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereafter or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Trustee, duly endorsed by, or accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Security Registrar, duly executed by the Holder hereof or attorney duly authorized in writing, and, thereupon, one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in initial denominations of US$25.00 and multiples of US$25.00 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.